UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549

                             FORM 8-K

                          CURRENT REPORT


 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of Earliest Event Reported): June 9, 1999



  Commission Registrant; State of
  File 		 Incorporation;                    IRS Employer
  Number     Address; and Telephone Number     Identification Number
  -------    -----------------------------     ---------------------

  1-13739   UNISOURCE ENERGY CORPORATION       86-0786732
            (An Arizona Corporation)
            220 West Sixth Street
            Tucson, AZ  85701
            (520) 571-4000

  1-5924    TUCSON ELECTRIC POWER COMPANY      86-0062700
            (An Arizona Corporation)
            220 West Sixth Street
            Tucson, AZ  85701
            (520) 571-4000

Item 5.  Other Events
---------------------

  Settlement Agreement
  --------------------

    On June 9, 1999, Tucson Electric Power (TEP) entered into a Settlement Agreement (Settlement) with certain customer groups related to the implementation of retail electric competition. The Settlement has been filed with the Arizona Corporation Commission
(ACC), and TEP has requested the ACC to schedule the Settlement for review as soon as practicable. The Settlement will become effective on the issuance of a final ACC order approving the Settlement without modification.

  The following are major provisions of the Settlement, which is filed as an exhibit to this filing:

  -- Consumer choice for energy supply will begin sixty (60) days after the ACC approves the Settlement and will be phased in as required by the retail electric competition rules previously described in Management's Discussion and Analysis of Financial Condition and Results of Operation in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999. By January 1, 2001, consumer choice will be available to all customers.

  -- TEP rates will be frozen from July 1, 2000 through December 31,
     2008, providing TEP with the opportunity to recover its stranded costs, including regulatory assets. The ACC will authorize a Competition Transition Charge (CTC) with two parts - a "Fixed" CTC and a "Floating" CTC.

     - The Fixed CTC will equal $0.93/kwh (average) and will include recovery of regulatory assets. The Fixed CTC will terminate when $450 million has been recovered, but will in no case extend beyond December 31, 2008. When the Fixed CTC terminates, unbundled service rates will be reduced by the same amount.

     - The Floating CTC recovers stranded costs that are not recovered through the Fixed CTC. The Floating CTC is determined by the difference between the frozen rate and all other rate charges as listed below. The Floating CTC will be calculated using a Market Generation Credit (MGC) approach which adjusts the floating CTC as the price of energy in the power markets fluctuates. Because TEP's total retail rate is frozen, the Floating CTC recoups the revenue shortfall: when market prices are strong, stranded costs are lower and, thus, the Floating CTC is lower; and when market prices are weak, stranded costs are greater and the Floating CTC is higher. The Floating CTC will terminate on December 31, 2008.

  -- TEP's  rates will be unbundled into separate charges  for:   1)
     distribution; 2) transmission; 3) metering; 4) billing; 5) ancillary services; 6) fixed must-run generation; 7) system benefits; and 8) standard offer generation. The total of these charges will not be more than a customer's current bundled rates. All customers will be charged unbundled rates, including those customers who are not initially eligible for competition. For TEP's standard offer customers, the CTC will be included in the cost of standard offer generation service.

  -- In accordance with the Rate Settlement Agreement approved by the ACC in 1998, TEP will decrease rates to retail customers by one percent (1%) on July 1, 1999 and one percent (1%) on July 1, 2000. These reductions will apply to all tariffed retail customers. After these reductions, the Settlement provides that TEP's rates will be frozen until December 31, 2008, except for:

     - changes that result due to this Settlement;
     - changes in TEP's transmission tariffs due to the implementation
       of the Arizona Independent System   Administrator (AISA);
     - changes resulting from the June 2004 review as described below.

  -- By  June  1,  2004 TEP will recommend to the ACC  any  required
     modifications to the CTCs and other service charges.   A  rate
     change, to take effect no later than January 1, 2005, will only be made if it results in a net reduction to overall charges.

  -- On or before December 31, 2002, TEP will transfer its generation and other competitive assets to a subsidiary of TEP, at market value. At the time that TEP makes the transfer of such assets, it will be required to provide generation for its standard offer customers according to the ACC's electric competition rules.

  -- On final approval of the Settlement by the ACC, TEP will move to dismiss all pending litigation brought by TEP against the ACC.

  When the final ACC order is approved, TEP will stop accounting for its generation operations using Financial Accounting Standard No. 71, "Accounting for the Effects of Certain Types of Regulation" (FAS 71). The regulatory assets of the generation business, together with certain above-market generation plant costs, totaling $450 million, will be recovered through the distribution business. No net gain or loss to TEP or UniSource Energy results. These regulatory assets will amortize to expense over the period ending in 2008, as provided for in the Settlement Agreement.

  In addition, if the Settlement is approved we will immediately recognize as income the following Investment Tax Credit (ITC) amounts:

  -- Deferred ITC: On our financial statements we have deferred the benefit relating to ITC claimed on tax returns. This Deferred ITC was then amortized to income over the tax lives of the related property. The balance remaining when the Settlement is approved will be recognized immediately. At March 31, 1999, the Deferred ITC balance was $9.7 million.

  -- ITC Carryforward: This ITC is generated but not yet claimed on a tax return, and will be recognized immediately as income to the extent that we expect to use the ITC on future tax returns. At March 31, 1999, the total ITC Carryforward was $23 million. The amounts expected to be used on future returns have not presently been determined.

  Certain other generation expenses, such as lease expense, will amortize differently in the future, although total amounts of such expenses will remain the same over the life of the leases.

  Overall, earnings will increase in 1999, primarily as a result of the recognition of the ITC described above, and earnings will be reduced in the next few subsequent years, primarily as a result of the changes in ceasing to apply FAS 71 to generation related assets. However, TEP expects that such earnings reductions could be offset and its earnings power retained provided:

  - customer growth in TEP's service territory continues at its current pace, about 2% to 3% annually;

  - margins on wholesale sales grow as market prices increase over time in the region; and

  - a portion of free cash flow is used to reduce TEP's debt.

  The table below illustrates the anticipated impact on TEP and UniSource Energy's income statements in 1999-2001 from ceasing to apply FAS 71 to our generation operations. The table shows only expense item changes.

  This analysis reflects TEP's Settlement filed with the ACC on June 9, 1999, as originally filed, and assumes that the Settlement is approved by year end 1999. The analysis involves estimates; actual results in the future may differ materially from those expressed below. TEP's analysis is expressed in good faith and is believed by management to have reasonable basis, including without limitation, examination of historical operating trends, data contained in TEP's records and other data available from third parties. There can be no assurance that the Settlement filed with the ACC will be accepted as filed or that key assumptions and related events will be realized.

  For additional information regarding the accounting implications from ceasing to account for the generation operations in accordance with FAS 71, see Note 2, TEP's Regulatory Assets and Liabilities, of Notes to Financial Statements contained in the Annual Report on Form 10-K for 1998.

            Summary of Anticipated Expense Item Changes

                                       1999   2000    2001
                                       ----   ----    ----
                                       - millions of dollars -
Operating Expenses -
  increases/(decreases)

  Fuel & Purchased Power (a)          $ (4)   $(14)   $(14)
  Impact of changes in generation
  asset accounting methodologies (b)   (10)    (50)    (46)

  Stranded Asset Amortization (c)        4      17      21
  Income Taxes (d)                      (1)     (4)     (6)
                                       --------------------
     Total Operating Expenses          (11)    (51)    (45)
                                       --------------------

Operating Income -
  increase/(decrease)                   11      51      45

  Other Income -
    Income Taxes: ITCs (e)              30      (4)     (5)

Interest Expense - increase/(decrease)
  Capital Lease "interest method"
    interest expense (f)                23       92     91
  Interest on Losses recorded at
    present value (g)                   (9)     (35)   (37)
                                        -------------------
     Total Interest Expense             14       57     54
                                        -------------------
      After-tax impact                $ 27     $(10)  $(14)
                                        ===================

(a) This item may decrease to reflect the reclassification of certain expenses presently classified as fuel expense to other line items of expense. After we stop applying FAS 71 to our generation operations, the lease costs for the coal handling facility lease will be reflected as depreciation expense and interest expense in the income statement, rather than operating lease expense. Also, the fuel contract termination fee is presently capitalized and amortized to fuel expense in accordance with ACC and FERC
  directives.   Post-FAS 71, the amortization of this  fee  may  be
  included with the amortization of other regulatory assets for financial statement presentation purposes.

(b) This item reflects changes in accounting for leased and owned generating assets after we stop applying FAS 71 to our generation operations. These changes include:

  - recognizing depreciation expense rather than lease expense for capital lease assets;
  - eliminating the amortization of the Springerville Unit 1
    Allowance contra asset which is offset against the Stranded Assets;
    and
  - reducing amortization and depreciation expense due to the write-down of generation plant assets.

(c) This is a new amortization expense item resulting from reclassifying all generation-related regulatory assets to a stranded cost regulatory asset totaling a net $414 million. The $450 million of stranded costs includes $414 million presently on the balance sheet and $36 million which has already been expensed for financial statement purposes.

(d) This item reflects the expected 40% composite federal and state tax benefit from all the other changes in expense noted in the table.

(e) TEP expects to recognize all deferred ITC and all ITC carryforward expected to be used within the ITC carryforward period, when TEP stops applying FAS 71 to its generation operations. The 1999 amount in the table represents TEP's best estimate of the amount recognizable and may change materially before the settlement is approved. For years after 1999, the reduction in ITC reflects the elimination of amortization of ITC.

(f) Interest expense on the balance of the capital lease liabilities will be recognized as a component of interest expense on the income statement after TEP stops applying FAS 71 to its generation operations.

(g) This item is imputed interest expense and relates to the Springerville Unit 1 Allowance. The imputed interest expense is eliminated since the Springerville Unit 1 Allowance is reclassified to offset Stranded Assets.



  Supreme Court Decision
  ----------------------

  In a separate issue, on June 9 the Arizona Supreme Court removed Commissioner Tony West from the ACC. Mr. West held a Commission-issued securities license when elected November 3, 1998. Arizona state law prohibits the election of a person to the ACC who is subject to regulation by the Commission. The Court's decision returns former Commissioner Renz Jennings to the Commission until the Governor appoints a successor to serve until the general election in 2000. The Court also stated that no rulings where Mr. West cast the deciding vote would be disturbed.



 Item 7.  Financial Statements and Exhibits
 ------------------------------------------
    Exhibit 10      Settlement Agreement

                             SIGNATURE
                             ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiary.



                                   UniSource Energy Corporation
                                           (Registrant)


Date:  June 18, 1999                 /s/ Karen G. Kissinger
                                     ---------------------------
                                     Karen G. Kissinger
                                     Principal Accounting Officer



                                     Tucson Electric Power
                                         (Registrant)



Date:  June 18, 1999                 /s/ Karen G. Kissinger
                                     ---------------------------
                                     Karen G. Kissinger
                                     Principal Accounting Officer